EXHIBIT 32.1

CERTIFICATIONS OF
CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
OF THE WARNACO GROUP, INC.
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE
SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 10-K of The Warnaco Group, Inc. (the "Company") for the fiscal year ended January 1, 2005, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Joseph R. Gromek, as Chief Executive Officer of the Company, and Lawrence R. Rutkowski, as Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge, based upon a review of the Report, subject to the qualifications noted below:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

In rendering this certification, we note the following qualifications:

(1) Certain information in the Report relates to periods prior to Joseph R. Gromek's affiliation with the Company. Mr. Gromek was elected President and Chief Executive Officer of the Company on April 15, 2003; and

(2) Certain information in the Report relates to periods prior to Lawrence R. Rutkowski's affiliation with the Company. Mr. Rutkowski was elected Senior Vice President—Finance and Chief Financial Officer of the Company on September 15, 2003.

/s/ Joseph R. Gromek
Name: Joseph R. Gromek
Title: Chief Executive Officer
Date: March 17, 2005

/s/ Lawrence R. Rutkowski
Name: Lawrence R. Rutkowski
Title: Chief Financial Officer
Date: March 17, 2005